Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Erin Edgley, Media
(650) 522-5635

For Immediate Release

CARLA A. HILLS JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, CA, January 23, 2007 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Carla A. Hills has been appointed to the company’s Board of Directors, bringing the number of Directors to 10.

Mrs. Hills is the chair and chief executive officer of Hills & Company, International Consultants, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues abroad, particularly in emerging markets. From 1989 to 1993, she served as U.S. Trade Representative, and was the principal advisor on international trade to President George H. W. Bush. Mrs. Hills was a Cabinet member under President Gerald R. Ford as well, serving as Secretary of the Department of Housing and Urban Development. She also served as Assistant Attorney General, Civil Division, U.S. Department of Defense.

Mrs. Hills has served on a number of Fortune 100 companies’ Boards, and she currently serves as a member of the International Boards of J.P. Morgan Chase, American International Group, Rolls Royce and the Coca-Cola Company. She is also Vice-Chair of the Council on Foreign Relations, Chair of the Inter-American Dialogue and of the National Committee on U.S.-China Relations, Co-Chair of the International Advisory Board of the Center for Strategic and International Studies, member of the Executive Committee of the Institute for International Economics and of the Trilateral Commission, and member of the board of the U.S.-China Business Council and of the International Crisis Group, among others. Before entering government, Mrs. Hills co-founded and was partner in a Los Angeles law firm.

“We are very pleased to welcome Carla Hills to Gilead’s Board of Directors,” said James M. Denny, Chairman of Gilead’s Board of Directors. “Carla’s deep expertise in international trade policy and business will be invaluable as Gilead continues to grow and further expand its operations into international markets.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264